Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS IPI-145 PHASE 1 DATA SHOWING CLINICAL ACTIVITY IN B-CELL AND T-CELL MALIGNANCIES AT ASH ANNUAL MEETING

– Company Provides Anticipated PI3K Program Milestones –

– Company to Host Investor Reception and Webcast Monday Evening –

Cambridge, Mass. – December 10, 2012 - Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced new data from its ongoing Phase 1, open-label, dose-escalation trial of IPI-145, the company’s potent, oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in patients with advanced hematologic malignancies. Preliminary data from the study showed that IPI-145 was well tolerated to date and clinically active in patients with both B-cell and T-cell malignancies, including chronic lymphocytic leukemia, indolent non-Hodgkin’s lymphoma, mantle cell lymphoma, Hodgkin’s lymphoma and T-cell lymphoma. These findings were presented today at the 54th Annual Meeting of the American Society for Hematology (ASH) in Atlanta, Georgia.

“Data from this Phase 1 trial of IPI-145 show good tolerability and rapid clinical responses across a broad spectrum of difficult-to-treat hematologic malignancies,” commented Ian Flinn, M.D., Ph.D., director, hematologic malignancies research program, Sarah Cannon Research Institute, and an investigator for the trial. “These data are especially encouraging considering that the dose escalation phase of this study is still ongoing, so we look forward to the further clinical evaluation of IPI-145.”

“These results reinforce our enthusiasm for IPI-145. We believe that the potency and activity of IPI-145 against both PI3K-delta and PI3K-gamma contribute to its potential to become the best-in-class PI3K inhibitor for the treatment of hematologic malignancies,” stated Julian Adams, PhD., president of R&D at Infinity. “In particular, we believe the data presented today at ASH are the first to show activity against T-cell lymphoma by a PI3K inhibitor. We look forward to expanding the trial in additional cohorts of patients at or below the maximum tolerated dose.”

IPI -145 Data Presented at ASH

The poster, “Clinical safety and activity in a Phase 1 trial of IPI-145, a potent inhibitor of phosphoinositide-3-kinase (PI3K)-delta, gamma in patients with advanced hematologic malignancies” (Abstract #3663), includes 55 patients evaluable for tolerability and 41 patients evaluable for clinical activity as of the November 20, 2012, data cutoff.

Tolerability and Pharmacokinetics

The Phase 1, open-label, dose-escalation trial of IPI-145 is designed to evaluate the safety, pharmacokinetics (PK) and clinical activity of IPI-145 administered orally twice daily (BID) in patients with advanced hematologic malignancies. The maximum tolerated dose has not been reached at doses up to 75 mg BID. Thus, the trial is ongoing, and patients are now being enrolled in a dose-escalation cohort evaluating IPI-145 at a dose of 100 mg BID.

Data presented today showed that IPI-145 was well tolerated to date, and there have been no dose-related trends in adverse events. The most frequent Grade 3 and Grade 4 adverse events were cytopenias and liver enzyme elevations, which were managed by dose interruption and dose reduction. Of the 55 patients evaluable for tolerability, three (5 percent of) patients discontinued treatment due to an adverse event. Sixty-seven percent of all patients remain on study, and 90 percent of patients who did not experience progressive disease after two cycles remain on study.

Data also showed that IPI-145 is rapidly absorbed and demonstrates a linear PK profile through all dose levels analyzed thus far. The PK data suggest that IPI-145 completely inhibits PI3K-delta, with increasing suppression of PI3K-gamma at doses greater than or equal to 25 mg BID.

Clinical Activity

IPI-145 showed broad activity in patients with both B-cell and T-cell malignancies, including partial responses or complete responses in patients with chronic lymphocytic leukemia, indolent non-Hodgkin’s lymphoma, mantel cell lymphoma, Hodgkin’s lymphoma and T-cell lymphoma. Onset of activity appeared to be rapid, as evidenced by the median time to response (table below). Additionally, clinical activity reported for 16 of 19 responders occurred within the first two cycles of treatment.

Clinical responses as of the November 20, 2012, data cutoff were as follows:

Diagnosis*	Patients (n)		Best Response				Median Time to Response in Months (Range)
	Treated	Evaluable	Complete Response	Partial Response	Stable Disease	Progressive Disease
iNHL	17	13	1	7	4	1	1.8 (1.7 - 2.8)
CLL/SLL	16	11	0	6	4 nodal responses	1	2.9 (1.8 - 5.6)
T-cell lymphoma	7	6	1	1	1	3	2.4 (1.8-3.1)
aNHL	5	3	0	0	1	2	NA
MCL	4	3	0	2	0	1	1.9 (NA)
MM	3	3	0	0	1	2	NA
HL	3	2	1	0	0	1	1.7 (NA)

*	iNHL (indolent non-Hodgkin’s lymphoma), CLL/SLL (chronic lymphocytic leukemia/small lymphocytic lymphoma), aNHL (aggressive non-Hodgkin’s lymphoma, including diffuse large B-cell lymphoma (DLBCL)), MCL (mantle cell lymphoma), MM (multiple myeloma), HL (Hodgkin’s lymphoma)

NA (not applicable)

The Phase 1 study poster is being presented in the Georgia World Congress Center, Hall B1-B2, and may also be found in the Publications Archive on Infinity’s website http://www.infi.com/product-candidates-publications.asp.

Additional Program Updates

Infinity today also provided the following updates related to its PI3K program:

•

Continued progress anticipated in Phase 1 dose-escalation trial of IPI-145: Based on data observed to date, Infinity expects to expand its ongoing Phase 1 study of IPI-145 in up to five cohorts based on responses observed during the dose-escalation phase at or below the maximum tolerated dose.

•

Update on Phase 2a trial in asthma: Infinity is currently conducting a Phase 2a, randomized, double-blind, placebo-controlled trial of IPI-145 in approximately 30 patients with mild, allergic asthma. Endpoints of this multi-dose, two-way crossover study include safety, pharmacokinetics and FEV1, a standard measure of lung function. The company expects to provide an update on this study in 2013.

•

Planning for Phase 2 trial in RA continuing: In November 2012, Infinity presented data from its completed Phase 1 trial of IPI-145 in healthy subjects. Infinity believes that these data, combined with preclinical data in multiple animal models of rheumatoid arthritis (RA), support Phase 2 development in this indication. Infinity expects to begin a Phase 2 trial of IPI-145 in patients with moderate-to-severe RA in the first half of 2013.

•

Follow-on PI3K inhibitor expected: Infinity is developing a portfolio of novel PI3K-delta and/or PI3K-gamma inhibitors. The company expects to announce its first follow-on PI3K development candidate by the end of this year and is planning to complete nonclinical studies by the end of 2013, which are designed to enable Phase 1 development.

Investor Reception and Webcast

Infinity will host a reception on Monday, December 10, 2012, from 8:00 p.m. to 10:00 p.m. ET to discuss IPI-145 and to review the data presented at ASH. In addition to Infinity management, speakers will include Dr. Ian Flinn, director, hematologic malignancies research program, Sarah Cannon Research Institute; Dr. Steven Horwitz, assistant attending physician, department of medicine, Memorial Sloan-Kettering Cancer Center; and Dr. Brad Kahl, associate professor, University of Wisconsin School of Medicine and Public Health and associate director for clinical research, University of Wisconsin Carbone Cancer Center. The presentation portion of the reception will be webcast beginning at 8:45 p.m. ET. The webcast and accompanying slides can be accessed in the “investors/media” section of Infinity’s website, www.infi.com. A replay of the event will also be available.

About Infinity’s PI3K Program

IPI-145 is a potent, oral inhibitor of Class I phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. Infinity believes IPI-145 is the only PI3K-delta and -gamma inhibitor in clinical development. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity.1 The PI3K-delta and PI3K-gamma isoforms are preferentially expressed in leukocytes, where they have distinct and non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of inflammatory diseases as well as hematologic malignancies.

In addition to its ongoing Phase 1 trial in patients with advanced hematologic malignancies, Infinity is conducting a Phase 2a, randomized, double-blind, placebo-controlled, multi-dose, cross-over study of IPI-145 in patients with asthma. The company is also planning a Phase 2 trial of IPI-145 in rheumatoid arthritis.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for diseases with significant unmet need. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the therapeutic potential of and potential clinical development plans for IPI-145, including the expected timing of initiation and completion of, and the expecting timing of reporting of data from, clinical trials of IPI-145. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ

[1]	Weinberg RA (2007) Cytoplasmic signaling circuitry programs many of the traits of cancer. In Jeffcock E, Zayatz E, and Mickey RK (Eds.) The biology of cancer (pp. 179-183). New York, NY: Garland Science, Taylor & Francis Group.

materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the timeframes it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and subsequent filings filed by Infinity with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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